                                   EXHIBIT 11
                                   ----------


                             INFERENCE CORPORATION

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                  (UNAUDITED)
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

                                               THREE MONTHS ENDED         NINE MONTHS ENDED
                                                   OCTOBER 31,               OCTOBER 31,
                                             -----------------------   -----------------------
                                                1996         1995         1996        1995
                                             ----------   ----------   ----------   ----------

PRIMARY --

Average common shares outstanding.......      8,175,565    7,305,519    8,026,809    5,987,880
Net effect of dilutive options and
 warrants - based on the treasury stock
 method using average market price (1)..             --    1,232,061      662,249    1,109,614
                                             ----------   ----------   ----------   ----------
                                              8,175,565    8,537,580    8,689,058    7,097,494
                                             ==========   ==========   ==========   ==========

Net income (loss).......................    ($  843,000)  $1,110,000   $  774,000   $1,923,000
                                             ==========   ==========   ==========   ==========

Net income (loss) per share.............    (     $0.10)  $     0.13   $     0.09   $     0.27
                                             ==========   ==========   ==========   ==========



_____________

(1) Application of the modified treasury stock method did not have a dilutive effect on net income per share.

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